United States securities and exchange commission logo





                 January 27, 2021

       Hans E. Vestberg
       Chief Executive Officer
       Verizon Communications Inc.
       1095 Avenue of the Americas
       New York, New York 10036

                                                        Re: Verizon
Communications Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed January 22,
2021
                                                            File No. 333-252354

       Dear Mr. Vestberg:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology